Strategic American Oil Corporation Continues Growth And Development Of Its Illinois Oil Portfolio

September 22, 2010

Corpus Christi, Texas; Strategic American Oil Corporation (OTCBB: SGCA; the "Company) is focusing its efforts on growing and developing its portfolio of oil projects in Illinois. Highlighted by the Waterflood #1 (WF1) prospect, the Company has recently leased over 2,900 acres in the Illinois Basin.  New projects are being identified and leasing programs are in effect to acquire these prospects.

Identifying and leasing in the Basin is a part of a broader effort by the Company to institute a drilling program with prospects of mixed risk profiles, ranging from waterflood opportunities, direct offsets, step-out wells, and pinnacle reef prospects. This portfolio of prospects will provide Strategic American Oil a relatively low-cost/high-reward portfolio of drilling locations in the heart of the oil-rich Illinois Basin. Updates will be given as key leasing and operational milestones occur.

The Illinois Basin, which the Illinois State Geological Survey (ISGS) estimates has over 4.1 billion barrels of oil remaining to be produced, is a key area for development by the Company due to numerous factors, including:

  Lease Costs at $25.00 - 30.00/acre

  Royalty Rate at 12.5 - 15%

  Shallow Target Zones 2,000 - 4,000 feet

The Company has been working on the WF1 target in the Illinois Basin for many months and is now finalizing its designs for the pilot program. The Company has received an independent engineering report and has identified potential reserves which indicate production can be achieved through primary and secondary recovery. There are at least two additional zones that have not been fully exploited in this field which may hold significant primary reserves over and above the waterflood (secondary) recovery.

Strategic American Oil's goal will be to retain as much of this and other Illinois Basin projects as possible since the economics are so favorable: high NRI leases, low lease bonuses, solid well-control, multiple target zones, low competition (due to good relations with mineral and land owners) and low drilling/operating costs. All of these factors have led the Company to push forward on this particular WF1, as well a second waterflood target (WF2) which has already been identified, with preliminary work underway.

"Allocating significant resources to the Illinois Basin is an integral part of the future growth for Strategic American Oil," said President and CEO, Jeremy Driver. "We believe strongly that our development of these projects will reap great economic rewards for the Company and its shareholders. The efficacy of waterflooding is evidenced by the success of dozens of companies, both public and private. Most, if not all, of the majors have been or are currently engaged in secondary or tertiary recovery projects. It is a proven technique that has been used for over half a century and our knowledge base and technology continue to enhance the recovery rates."

The Illinois Basin

A quote from the ISGS website states, "Oil and gas have been commercially produced in Illinois for over 100 years. Existing commercial production is from more than 52 named pay horizons in Paleozoic rocks ranging in age from the middle Ordovician to Pennsylvanian. Over 3.2 billion barrels of oil have been produced. Recent calculations indicate that remaining mobile resources in the Illinois Basin may be as much as 4.1 billion barrels. Thus, large quantities of oil, potentially recoverable using current technology, remain in Illinois oil fields despite a century of development."

About Strategic American Oil
Strategic American Oil Corporation (OTCBB: SGCA) is a growth stage oil and natural gas exploration and production company with operations in Texas, Louisiana and Illinois.  The Company's team of geologists, engineers, and executives leverage 3D seismic data and other proven exploration and production technologies to locate and produce oil and natural gas in new and underexplored areas. The Company seeks accretive acquisitions of production, reserves or other companies that will provide significant growth potential. Further information can be found on the Company's website at www.strategicamericanoil.com.

Corporate Offices:

600 Leopard Street, Suite 2015
Corpus Christi, Texas 78401
www.StrategicAmericanOil.com

Investor Relations:

Investor Awareness, Inc.
Tony Schor or James Foy, 847-945-2222
www.InvestorAwareness.com

Safe Harbor Statements
Except for the statements of historical fact contained herein, the information presented in this news release constitutes "forward-looking statements" as such term is used in applicable United States and Canadian laws.  These statements relate to analyses and other information that are based on forecasts of future results, estimates of amounts not yet determinable and assumptions of management.  Any other statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance (often, but not always, using words or phrases such as "expects" or "does not expect", "is expected", "anticipates" or "does not anticipate", "plans, "estimates" or "intends", or stating that certain actions, events or results "may", "could", "would", "might" or "will" be taken, occur or be achieved) are not statements of historical fact and should be viewed as "forward-looking statements". Such forward looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks and other factors include, among others, the actual results of exploration activities, variations in the underlying assumptions associated with the estimation or realization of mineral resources, the availability of capital to fund programs and the resulting dilution caused by the raising of capital through the sale of shares, accidents, labour disputes and other risks of the mining industry including, without limitation, those associated with the environment, delays in obtaining governmental approvals, permits or financing or in the completion of development or construction activities, title disputes or claims limitations on insurance coverage.  Although the Company has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results not to be as anticipated, estimated or intended.  There can be no assurance that such statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements.  Accordingly, readers should not place undue reliance on forward-looking statements contained in this news release and in any document referred to in this news release.